APPENDIX B TO

DISTRIBUTION AND SHAREHOLDER SERVICING PLAN

OF

LITMAN GREGORY FUNDS TRUST

FUNDS	CLASSES	12b-1 Fee (as a % of Avg. Net Assets
iMGP Global Select Fund	Institutional Class Shares	NONE

iMGP International Fund	Institutional Class Shares	NONE

iMGP Alternative Strategies Fund	Institutional Class Shares Investor Class Shares*	NONE 0.25%

iMGP High Income Fund	Institutional Class Shares	NONE

iMGP Small Company Fund	Institutional Class Shares	NONE

iMGP Oldfield International Value Fund	Institutional Class Shares	NONE

iMGP Dolan McEniry Corporate Bond Fund	Institutional Class Shares	NONE

iMGP DBi Hedge Strategy ETF	N/A*	0.25%

iMGP DBi Managed Futures Strategy ETF	N/A*	0.25%

iMGP Berkshire Dividend Growth ETF	N/A *	0.25%

Polen Capital China Growth ETF	N/A *	0.25%

Polen Capital Global Growth ETF	N/A *	0.25%

Polen Capital International Growth ETF	N/A *	0.25%

Polen Capital Emerging Markets ex-China Growth ETF	N/A *	0.25%

Polen Capital Global SMID Company Growth ETF	N/A *	0.25%

*	Covered Shares.

/s/ John Coughlan
Treasurer
Litman Gregory Funds Trust